Exhibit 99.1

NEWS RELEASE

For Immediate Release November 4, 2015	Investors: Michael D. Neese VP, Investor Relations (804) 287-8126 michael.neese@pfgc.com	Media: Joe Vagi Manager, Corporate Communications (804) 484-7737 joe.vagi@pfgc.com

Performance Food Group Company Reports First-Quarter Fiscal 2016 Earnings

First-Quarter Fiscal 2016 Highlights

•	Case volume growth of 5.1%

•	Net sales increased 6.3% to $3.9 billion

•	Gross Profit increased 7.1% to $481.1 million

•	Net Income increased 84.8% to $12.2 million

•	Adjusted EBITDA increased 14.1% to $80.1 million[1]

•	Adjusted Net Income increased 65.5% to $18.2 million

RICHMOND, Va. — Performance Food Group Company (“PFG”) (NYSE: PFGC) today announced its first-quarter fiscal 2016 business results.

“We are pleased with our first-quarter Adjusted EBITDA growth of 14.1%,” said George Holm, PFG’s President and Chief Executive Officer. “Our 5.1% case volume growth exceeded forecasted industry real growth, and we expanded our margins to grow Adjusted EBITDA dollars even faster. We are confident in the ongoing growth potential of our business. Our customer-centric business model and motivated sales force provide us meaningful opportunities to continue gaining share.”

Holm stated, “Our largest segment, Performance Foodservice, grew its Q1 EBITDA 27.0% versus the prior year, driven by strong case growth, gross margin expansion from selling an improved mix of channels and products, and well-controlled operating expenses. In particular, we increased our sales mix to the independent Street channel and of our Performance Brands.”

First-Quarter Fiscal 2016 Financial Summary

Organic case volume grew 4.9% during the quarter and 5.1% including acquisitions. Case growth reflects new and expanding business with Street customers in the Performance Foodservice segment, growth in Vistar’s sales in the theater, retail, and hospitality channels, and a small acquisition in the Vistar segment.

[1]	This earnings release includes several metrics, including EBITDA, Adjusted EBITDA, Adjusted Cost of Goods Sold, Adjusted Gross Profit, Adjusted Operating Expense, Adjusted Operating Profit, Adjusted Net Income, and Adjusted Diluted Earnings per Share that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). Please see the Tables B and C for the definitions of such non-GAAP financial measures and reconciliations of such non-GAAP financial measures to their respective most comparable financial measures calculated in accordance with GAAP.

Net sales for the first quarter were $3.9 billion, an increase of 6.3% versus the comparable prior year period. That growth was primarily driven by an increase in cases sold. The estimated annual rate of inflation in the first quarter was 0.1% compared to an estimated annual rate of 3.2% during the prior year period.

Gross profit increased $31.7 million, or 7.1%, to $481.1 million in the first quarter compared to the prior year period. The increase in gross profit was the result of growth in cases sold and a higher gross profit per case, which in turn was the result of selling an improved mix of channels and products. Adjusted Gross Profit increased 6.7% to $481.3 million.

Operating expenses increased $20.4 million, or 4.9%, to $437.1 million in the first quarter, compared to the prior year period. The increase was primarily because of the 5.1% increase in case volume and an increased investment in PFG’s sales force, partially offset by a decrease in fuel expense and amortization. Adjusted Operating Expenses increased 4.4% to $429.4 million.

Operating profit increased $11.3 million, or 34.6%, to $44.0 million. The increase was primarily driven by the growth in cases sold, improved gross margin and strong control of operating expenses.

Net income increased to $12.2 million compared to net income of $6.6 million for the prior year period. The increase was attributable to an $11.3 million increase in operating profit, partially offset by a $1.8 million increase in other expense and a $3.9 million increase in income tax expense. Diluted Earnings per Share grew 75.0% to $0.14. Adjusted Net Income advanced approximately 65.5% to $18.2 million, or Adjusted Diluted Earnings per Share of $0.21, compared to Adjusted Net Income of $11.0 million, or Adjusted Diluted Earnings per Share of $0.13, in the prior year period.

EBITDA increased 11.6% to $70.0 million in the first quarter of fiscal 2016. Adjusted EBITDA was $80.1 million, or a 14.1% increase compared to $70.2 million in the same period of fiscal 2015. Adjusted EBITDA as a percentage of gross profit increased 103 basis points to 16.6% versus the prior year period, which reflects selling a more profitable mix of customers and increasing the share of our sales mix in proprietary Performance Brands.

Cash Flow and Capital Spending

In the first quarter of its fiscal year, the Company typically invests in working capital, which affects both its operating cash flow and its net debt. In the first quarter, PFG used $25.9 million in cash flows from operating activities versus a prior year use of $82.7 million, or an improvement of $56.8 million. PFG’s net debt at the end of the first-quarter fiscal 2016 stood at $1,485.7 million, a decline of $71.9 million versus the comparable prior year period. In the first quarter, PFG paid $8.9 million for an acquisition and invested $17.7 million in capital expenditures.

Following the close of the quarter, in conjunction with its initial public offering (IPO), the Company repaid approximately $223.0 million in borrowings under its Term Loan Facility. As a result, the Company’s net debt to Adjusted EBITDA leverage was 3.7X as of September 26, 2015, on a pro forma basis giving effect to such repayment.

Initial Public Offering

On October 6, 2015, PFG completed its initial public offering of 16,675,000 shares of common stock for cash consideration of $19.00 per share ($17.955 per share net of underwriting discounts), including the exercise in full by the underwriters of their option to purchase additional shares. PFG sold 12,777,325 shares of common stock and certain selling stockholders sold 3,897,675 shares (including the shares sold pursuant to the underwriters’ option to purchase additional shares).

First-Quarter Segment Results

Performance Foodservice

Performance Foodservice net sales for the first quarter of fiscal 2016 were $2.4 billion, an increase of 5.2% versus the prior year period. This increase in net sales was attributable primarily to growth in cases sold, which in turn was driven by securing new Street and Chain customers and further penetrating existing customers. Performance Foodservice segment EBITDA for the same time period was $70.5 million, representing quarter-over-quarter growth of 27.0%.

PFG Customized

In the first quarter of fiscal 2016, net sales for PFG Customized increased $58.2 million, or 6.7%, versus the prior year period. The increase was a result of changing a portion of PFG Customized’s business for a specific customer from a distribution fee per case to buying product from a supplier and charging the customer both the cost of goods sold and the distribution fee. The change occurred in the prior year quarter and PFG Customized lapped the change during the quarter. PFG Customized’s case volume decreased in the quarter, which reflected trends in the casual dining channel. Segment EBITDA decreased $0.3 million, or 3.9%, to $7.3 million driven by a decrease in gross profit and an increase in transportation wages, partially offset by an improvement in operating expenses excluding depreciation and amortization.

Vistar

In the first quarter of fiscal 2016, net sales for Vistar increased 9.8%, or $56.5 million, versus the prior year period. The increase in sales was primarily driven by case sales growth in the theater, retail, and hospitality channels. Segment EBITDA decreased $1.6 million, or 6.7%, versus the prior year period. The decrease was the result of an increase in operating expense excluding depreciation and amortization and was driven primarily by an increase in case sales, investments in additional sales force capacity, and transaction expenses related to an acquisition, all of which was partially offset by an increase in gross profit dollars. Gross profit growth was driven primarily by an increase in case sales and partially offset by inflation-based inventory gains in the prior year.

Fiscal 2016 Outlook

For fiscal 2016, PFG expects Adjusted EBITDA growth to be in a range of 9% to 12% (7% to 10% on a 52 week to 52 week basis) versus a comparable fiscal 2015 Adjusted EBITDA of $328.6 million. The fiscal 2016 outlook for Adjusted EBITDA includes a 53rd week, which falls in the fourth quarter. The Company anticipates the extra week will add approximately two percentage points to the fiscal 2016 outlook for Adjusted EBITDA.

This outlook is based on the following annual assumptions:

•	Organic case growth in a range of 3% to 5%, which excludes the 53rd week;

•	Interest expense in the range of approximately $72 million to $78 million, which includes the 53rd week and reflects the use of IPO proceeds to reduce PFG’s long-term debt;

•	An effective tax rate of approximately 41%; and

•	Weighted average diluted shares outstanding of approximately 100 million shares (see Table D)

PFG also expects capital expenditures for the fiscal full-year 2016 will be between $125 million and $150 million, while depreciation and amortization will be between $115 million to $125 million.

Please see the “Forward-Looking Statements” section of this release for a discussion of certain risks to PFG’s outlook.

Conference Call

As previously announced, a conference call with the investment community and news media will be webcast on November 4, 2015 at 9 a.m. Eastern Standard Time. Access to the webcast and the related presentation material is available at www.pfgc.com.

About Performance Food Group Company

Through its family of leading foodservice distributors – Performance Foodservice, Vistar, and PFG Customized – Performance Food Group Company (PFG) markets and distributes approximately 150,000 food and food-related products from 68 distribution centers to over 150,000 customer locations across the United States. PFG’s 12,000+ associates serve a diverse mix of customers, from independent and chain restaurants to schools, business and industry locations, hospitals, vending distributors, office coffee service distributors, big box retailers, and theaters. The company sources its products from more than 5,000 suppliers and serves as an important partner to its suppliers by providing them access to the company’s broad customer base. For more information, visit www.pfgc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources and other non-historical statements, including the statements in the “Outlook” section of this press release. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words.

Such forward-looking statements are subject to various risks and uncertainties. The following factors, in addition to those discussed under the section entitled “Risk Factors” in our prospectus dated October 1, 2015, filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) of the Securities Act on October 2, 2015, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, could cause actual future results to differ materially from those expressed in any forward-looking statements:

•	we operate in a low margin industry, which could increase the volatility of our results of operations;

•	we may not realize anticipated benefits from our operating cost reduction and productivity improvement efforts, including Winning Together;

•	our profitability is directly affected by cost inflation or deflation and other factors;

•	lack of long-term contracts with certain of our customers;

•	group purchasing organizations may become more active in our industry and increase their efforts to add our customers as members of these organizations;

•	changes in eating habits of consumers;

•	extreme weather conditions;

•	our reliance on third-party suppliers and purchasing cooperatives;

•	labor risks and availability of qualified labor;

•	volatility of fuel costs;

•	changes in pricing practices of our suppliers;

•	inability to adjust cost structure where one or more of our competitors successfully implement lower costs;

•	risks relating to any future acquisitions;

•	environmental, health, and safety costs;

•	reliance on technology and risks associated with disruption or delay in implementation of new technology;

•	difficult economic conditions affecting consumer confidence;

•	product liability claims relating to the products we distribute and other litigation;

•	negative media exposure and other events that damage our reputation;

•	anticipated multiemployer pension related liabilities and contributions to our multiemployer pension plan;

•	impact of uncollectibility of accounts receivable; and

•	departure of key members of senior management.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. Any forward-looking statement, including any contained herein, speaks only as of the time of this release and we do not undertake to update or revise them as more information becomes available or to disclose any facts, events or circumstances after the date of this release that may affect the accuracy of any forward-looking statement, except as required by law.

TABLE A

PERFORMANCE FOOD GROUP COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

($ in millions, except share and per share data)	Three months ended September 26, 2015	Three months ended September 27, 2014
Net sales	$3,928.9	$3,697.6
Cost of goods sold	3,447.8	3,248.2

Gross profit	481.1	449.4
Operating expenses	437.1	416.7

Operating profit	44.0	32.7

Other expense:
Interest expense, net	21.0	21.2
Other, net	2.2	0.2

Other expense, net	23.2	21.4

Income before taxes	20.8	11.3
Income tax expense	8.6	4.7

Net income	$12.2	$6.6

Weighted-average common shares outstanding:
Basic	86,885,548	86,874,101
Diluted	87,653,160	87,600,174
Earnings per common share:
Basic	$0.14	$0.08
Diluted	$0.14	$0.08

PERFORMANCE FOOD GROUP COMPANY

CONSOLIDATED BALANCE SHEETS (Unaudited)

($ in millions)	As of September 26, 2015	As of June 27, 2015	As of September 27, 2014
ASSETS
Current assets:
Cash	$11.5	$9.2	$7.6
Accounts receivable	942.6	964.6	917.0
Inventories, net	916.3	882.6	892.6
Prepaid expenses and other current assets	30.6	26.4	24.8
Deferred income tax asset, net	17.4	17.5	15.8

Total current assets	1,918.4	1,900.3	1,857.8
Goodwill	668.3	664.0	663.9
Other intangible assets, net	179.8	186.9	227.4
Property, plant and equipment, net	593.3	594.7	568.4
Restricted cash and other assets	44.9	45.0	42.9

Total assets	$3,404.7	$3,390.9	$3,360.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable and outstanding checks in excess of deposits	$994.7	$1,022.2	$964.7
Accrued expenses	206.9	234.1	196.2
Long-term debt—current installments	9.4	9.4	7.5
Capital and finance lease obligations—current installments	3.0	3.5	3.1
Derivative liabilities	9.0	7.8	7.2

Total current liabilities	1,223.0	1,277.0	1,178.7
Long-term debt	1,451.6	1,395.8	1,521.0
Deferred income tax liability, net	97.7	100.3	102.9
Capital and finance lease obligations, excluding current installments	33.2	33.8	33.6
Other long-term liabilities	93.7	91.0	81.2

Total liabilities	2,899.2	2,897.9	2,917.4

Total shareholders’ equity	505.5	493.0	443.0

Total liabilities and shareholders’ equity	$3,404.7	$3,390.9	$3,360.4

PERFORMANCE FOOD GROUP COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

($ in millions)	Three months ended September 26, 2015	Three months ended September 27, 2014
Cash flows from operating activities:
Net income	$12.2	$6.6
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and intangible asset amortization	28.2	30.2
Non cash activities	6.1	1.8
Changes in operating assets and liabilities, net:
Accounts receivable	20.3	(84.3)
Inventories	(32.7)	(43.6)
Prepaid expenses and other assets	(4.2)	(2.6)
Trade accounts payable and outstanding checks in excess of deposits	(28.3)	20.5
Accrued expenses and other liabilities	(27.5)	(11.3)

Net cash used in operating activities	(25.9)	(82.7)

Cash flows from investing activities:
Purchases of property, plant and equipment	(17.7)	(17.3)
Net cash paid for acquisition	(8.9)	—
Other	0.2	(3.0)

Net cash used in investing activities	(26.4)	(20.3)

Cash flows from financing activities:
Net borrowings under debt	54.5	102.0
Proceeds from equity	0.1	—
Other	—	3.3

Net cash provided by financing activities	54.6	105.3

Net increase in cash	2.3	2.3
Cash, beginning of period	9.2	5.3

Cash, end of period	$11.5	$7.6

Supplemental disclosures of cash flow information:

(In millions)	Three months ended September 26, 2015	Three months ended September 27, 2014
Cash paid during the year for:
Interest	$18.2	$18.0
Income taxes, net of refunds	4.2	0.4

TABLE B

Statement Regarding Non-GAAP Financial Measures

This earnings release and the accompanying financial statement tables include several financial measures that are not calculated in accordance with the GAAP, including EBITDA, Adjusted EBITDA, Adjusted Cost of Goods Sold, Adjusted Gross Profit, Adjusted Operating Expense, Adjusted Operating Profit, Adjusted Net Income, and Adjusted Diluted Earnings per Share. Such measures are not recognized terms under GAAP, should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP and are not indicative of net income (loss) as determined under GAAP. EBITDA, Adjusted EBITDA, Adjusted Cost of Goods Sold, Adjusted Gross Profit, Adjusted Operating Expense, Adjusted Operating Profit, Adjusted Net Income, and Adjusted Diluted Earnings per Share and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate the Company’s liquidity or financial performance. EBITDA, Adjusted EBITDA, Adjusted Cost of Goods Sold, Adjusted Gross Profit, Adjusted Operating Expense, Adjusted Operating Profit, Adjusted Net Income, and Adjusted Diluted Earnings per Share, as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.

Management measures operating performance based on our EBITDA, defined as net income (loss) before interest expense (net of interest income), income taxes, and depreciation and amortization.

We believe that the presentation of EBITDA enhances an investor’s understanding of our performance. We believe this measure is a useful metric to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business. We use this measure to evaluate the performance of our segments and for business planning purposes. We believe that EBITDA will provide investors with a useful tool for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt, and to undertake capital expenditures because it eliminates depreciation and amortization expense.

In addition, our management uses Adjusted EBITDA, defined as net income (loss) before interest expense (net of interest income), income and franchise taxes, and depreciation and amortization, further adjusted to exclude certain unusual, non-cash, non-recurring, cost reduction, and other adjustment items permitted in calculating covenant compliance under our credit agreements (other than certain pro forma adjustments permitted under our credit agreements relating to the Adjusted EBITDA contribution of acquired entities or businesses prior to the acquisition date). Under our credit agreements, our ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments, and making restricted payments is tied to ratios based on Adjusted EBITDA (as defined in the credit agreements).

Our management also uses Adjusted Cost of Goods Sold, Adjusted Gross Profit, Adjusted Operating Expense, Adjusted Operating Profit, Adjusted Net Income, and Adjusted Diluted Earnings per Share, each of which is calculated by adjusting the most directly comparable GAAP financial measure by excluding the same items excluded in our calculation of Adjusted EBITDA to the extent that each such item was included in the applicable GAAP financial measure. The adjustments to Adjusted Net Income and Adjusted Diluted Earnings per Share are calculated on a post-tax basis.

We believe that the presentation of Adjusted EBITDA, Adjusted Cost of Goods Sold, Adjusted Gross Profit, Adjusted Operating Expense, Adjusted Operating Profit, Adjusted Net Income, and Adjusted Diluted Earnings per Share is useful to investors because these metrics are frequently used by securities analysts, investors, and other interested parties in their evaluation of the operating performance of companies in our industry.

The following tables include a reconciliation of non-GAAP financial measures to the applicable most comparable U.S. GAAP financial measures.

PERFORMANCE FOOD GROUP COMPANY

Non-GAAP Reconciliation (Unaudited)

	Three months ended
($ in millions, except share and per share data)	September 26, 2015	September 27, 2014	Change	%
Net income (GAAP)	$12.2	$6.6	$5.6	84.8
Interest expense, net	21.0	21.2	(0.2)	(0.9)
Income tax expense	8.6	4.7	3.9	83.0
Depreciation	18.9	18.6	0.3	1.6
Amortization of intangible assets	9.3	11.6	(2.3)	19.8

EBITDA(Non-GAAP)	70.0	62.7	7.3	11.6
Impact of non-cash items (A)	0.8	1.3	(0.5)	(38.5)
Impact of acquisition, integration & reorganization charges (B)	2.8	2.0	0.8	40.0
Impact of non-recurring items (C)	2.6	—	2.6	N/A
Impact of productivity initiatives (D)	2.3	3.5	(1.2)	(34.3)
Impact of other adjustment items (E)	1.6	0.7	0.9	128.6

Adjusted EBITDA (Non-GAAP)	$80.1	$70.2	$9.9	14.1

Cost of goods sold (GAAP)	$3,447.8	$3,248.2	$199.6	6.1
Impact of non-cash items	1.7	(1.8)	3.5	N/A
Impact of acquisition, integration & reorganization charges	—	—	—	N/A
Impact of non-recurring items	(1.9)	—	(1.9)	N/A
Impact of productivity initiatives	—	—	—	N/A
Impact of other adjustment items	—	—	—	N/A

Adjusted Cost of Goods Sold (Non-GAAP)	$3,447.6	$3,246.4	$201.2	6.2

Gross profit (GAAP)	$481.1	$449.4	$31.7	7.1
Impact of non-cash items	(1.7)	1.8	(3.5)	N/A
Impact of acquisition, integration & reorganization charges	—	—	—	N/A
Impact of non-recurring items	1.9	—	1.9	N/A
Impact of productivity initiatives	—	—	—	N/A
Impact of other adjustment items	—	—	—	N/A

Adjusted Gross Profit (Non-GAAP)	$481.3	$451.2	$30.1	6.7

Operating expense (GAAP)	$437.1	$416.7	$20.4	4.9
Impact of non-cash items	(1.3)	0.7	(2.0)	N/A
Impact of acquisition, integration & reorganization charges	(2.8)	(2.0)	(0.8)	40.0
Impact of non-recurring items	(0.7)	—	(0.7)	N/A
Impact of productivity initiatives	(2.3)	(3.5)	1.2	(34.3)
Impact of other adjustment items	(0.6)	(0.7)	0.1	(14.3)

Adjusted Operating Expense (Non-GAAP)	$429.4	$411.2	$18.2	4.4

Operating profit (GAAP)	$44.0	$32.7	$11.3	34.6
Impact of non-cash items	(0.4)	1.1	(1.5)	N/A
Impact of acquisition, integration & reorganization charges	2.8	2.0	0.8	40.0
Impact of non-recurring items	2.6	—	2.6	N/A
Impact of productivity initiatives	2.3	3.5	(1.2)	(34.3)
Impact of other adjustment items	0.6	0.7	(0.1)	(14.3)

Adjusted Operating Profit (Non-GAAP)	$51.9	$40.0	$11.9	29.8

	Three months ended
($ in millions, except share and per share data)	September 26, 2015	September 27, 2014	Change	%
Net income (GAAP) (F)	$12.2	$6.6	$5.6	84.8
Impact of non-cash items	0.5	0.7	(0.2)	(28.6)
Impact of acquisition, integration & reorganization charges	1.6	1.2	0.4	33.3
Impact of non-recurring items	1.6	—	1.6	N/A
Impact of productivity initiatives	1.4	2.1	(0.7)	(33.3)
Impact of other adjustment items	0.9	0.4	0.5	125.0

Adjusted Net Income (Non-GAAP) (F)	$18.2	$11.0	$7.2	65.5

Diluted earnings per share (GAAP) (F)	$0.14	$0.08	$0.06	75.0
Impact of non-cash items	0.01	0.01	—	—
Impact of acquisition, integration & reorganization charges	0.02	0.02	—	—
Impact of non-recurring items	0.02	—	0.02	N/A
Impact of productivity initiatives	0.01	0.02	(0.01)	(50.0)
Impact of other adjustment items	0.01	—	0.01	N/A

Adjusted Diluted Earnings per Share (Non-GAAP) (F)	$0.21	$0.13	$0.08	61.5

(A)	Includes adjustments for interest rate swap hedge ineffectiveness, adjustments to reflect certain assets held for sale to their net realizable value, non-cash charges arising from employee stock options, and changes in fair value of fuel collar instruments. In addition, this includes a decrease of LIFO reserve of $1.7 million for first quarter of fiscal 2016 and an increase of LIFO reserve of $1.8 million for the first quarter of fiscal 2015.
(B)	Includes professional fees and other costs related to completed and abandoned acquisitions, costs of integrating certain of our facilities, facility closing costs, and advisory fees paid to the Sponsors.
(C)	Consists of a withdrawal expense from a purchasing cooperative of which we are a member and pre-acquisition worker’s compensation claims related to an insurance company that went into liquidation.
(D)	Consists primarily of professional fees and related expenses associated with the Winning Together program and other productivity initiatives.
(E)	Consists primarily of costs related to certain financing transactions, lease amendments, and franchise tax expense and other adjustments permitted under our credit agreements.
(F)	The Adjusted Net Income and Adjusted Diluted Earnings per Share impacts are shown net of tax. Tax impact of adjustments for certain items was $4.1 million and $3.1 million for the three months ended September 26, 2015 and September 27, 2014, respectively. Amounts are calculated by multiplying the impact of each item by each quarter’s effective tax rate.

TABLE C

Net Sales

	Three Months Ended
($ in millions)	September 26, 2015	September 27, 2014	Change	%
Performance Foodservice	$2,368.4	$2,251.4	$117.0	5.2
PFG Customized	927.1	868.9	58.2	6.7
Vistar	632.2	575.7	56.5	9.8
Corporate & All Other	53.3	46.2	7.1	15.4
Intersegment Eliminations	(52.1)	(44.6)	(7.5)	(16.8)

Total net sales	$3,928.9	$3,697.6	$231.3	6.3

EBITDA

	Three Months Ended
($ in millions)	September 26, 2015	September 27, 2014	Change	%
Performance Foodservice	$70.5	$55.5	$15.0	27.0
PFG Customized	7.3	7.6	(0.3)	(3.9)
Vistar	22.4	24.0	(1.6)	(6.7)
Corporate & All Other	(30.2)	(24.4)	(5.8)	(23.8)

Total EBITDA	$70.0	$62.7	$7.3	11.6

For the Year Ended June 27, 2015
($ in millions)
Net income	$56.5
Interest expense, net	85.7
Income tax expense	40.1
Depreciation	76.3
Amortization of intangible assets	45.0

EBITDA	303.6
Non-cash items	4.3
Acquisition, integration and reorganization charges	0.4
Non-recurring items	5.1
Productivity initiatives	8.3
Multiemployer plan withdrawal	2.8
Other adjustment items	4.1

Adjusted EBITDA	$328.6

TABLE D

	Fiscal Year 2016 (000)
	Q1	Yr. Avg(1)
Basic Shares Outstanding	86,886	~97,000
Dilutive Shares	768	~1,300
Fully Diluted Shares Outstanding	87,654	~98,000

(1)	Assumed weighted average for fiscal year 2016. Reflects shares issued in the initial public offering. This information is provided for illustrative purposes only. The actual number of shares may be significantly higher or lower than the information presented.